EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Partners
Duke Realty Limited Partnership:

We consent to the incorporation by reference in the registration statements No. 333-108557-01 and No. 333-120492-01 on Form S-3 of Duke Realty Limited Partnership of our reports dated March 10, 2006, relating to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule III,  management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Duke Realty Limited Partnership.

KPMG LLP

Indianapolis, Indiana

March  14, 2006